EXHIBIT 10.30
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of February 21, 2023 (this “Agreement”), is entered into by and between Tradeweb Markets LLC, a Delaware limited liability company (the “Company”), and William Hult (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).
WHEREAS, the Executive and the Company are currently party to that certain employment agreement, dated as of January 31, 2019, pursuant to which the Executive served as the President of the Company (the “Existing Employment Agreement”);
WHEREAS, effective as of January 1, 2023 (the “Effective Date”), the Executive has transitioned to the role of Chief Executive Officer of the Company (“CEO”);
WHEREAS, in connection with the Executive’s transition to the role of CEO, the Company desires to fully amend and restate the Existing Employment Agreement and to continue to employ the Executive as its CEO on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to continue to be employed by the Company as its CEO on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
Section 1.Employment.
1.1.Term. Subject to Section 3 hereof, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”), except that the period of the Executive’s employment pursuant to this Agreement will automatically extend for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party provides the other Party with written notice that such period should not so extend at least 90 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and all Renewal Terms, collectively, the “Term”).
1.2.Duties. During the Term, the Executive agrees to serve as the Company’s CEO and in such other positions as an officer or director of the Company and such Affiliates of the Company as determined by the board of directors of Tradeweb Markets Inc., a Delaware corporation (“Parent”) (such board of directors, the “Board”) from time to time, consistent with the Executive’s position. The Executive will report directly to the Board. In the Executive’s position as CEO, the Executive agrees to perform such duties, functions, and responsibilities during the Term as are commensurate with such position, as reasonably and lawfully directed by the Board. During the Term, the Company will use its reasonable best efforts to cause the Executive to be nominated for re-election to the Board at each annual meeting of the stockholders of Parent. The Executive’s principal place of employment will be the Company’s headquarters in New York, New York, except that the Executive acknowledges and agrees that the Executive may be required to travel for business purposes from time to time, as directed by the Company.
1.3.Exclusivity. During the Term, the Executive agrees to devote all of the Executive’s business time and attention and the Executive’s best efforts to the business and affairs of the Company, to faithfully serve the Company, and to use his best efforts to conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 1.2 hereof. During the Term, the Executive agrees to promote and serve the interests of the Company and not to engage in any other business activity (including self-employment), whether or not such activity is engaged in for pecuniary profit, except that the Executive may (a) serve any civic, charitable, non-profit educational, or non-profit professional organization, (b) manage the Executive’s personal investments, (c) serve on civic, not-for-profit, charitable, or industry boards of directors and advisory committees, and (d) with the prior approval of the Board, such approval not to be unreasonably delayed or denied, serve on the boards of directors (or similar governing boards) of for-profit entities, in each case so long as such activities do not (x) violate the terms of this Agreement (including Section 4 and any other restrictive covenant obligations of the Executive as may be set forth in any other plan, program, policy, or agreement to which the Executive is subject from time to time), (y) interfere (other than in a de minimis manner) or conflict with the Executive’s duties and responsibilities to the Company, or (z) have an adverse impact on the Company’s business reputation.
Section 2.Compensation.
2.1.Base Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company will pay to the Executive a base salary at an annual rate of $750,000, in accordance with the Company’s standard payroll policies as in effect from time to time (the “Base Salary”).
2.2.Annual Bonus. For each fiscal year of the Company ending during the Term, the Executive will be eligible to earn an annual bonus (the “Annual Bonus”) based upon Company performance and other criteria for such fiscal year as determined by the Board or the Compensation Committee of the Board in consultation with the Executive. The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Term will be 300% of his Base Salary (the “Target Annual Bonus Opportunity”). The amount of the Annual Bonus actually earned and payable, if any, will depend on the extent to which the applicable performance goals are achieved. The Company will pay the Annual Bonus to the Executive in cash, to the extent earned, as soon as practicable following the Board’s determination of the achievement of the applicable performance and other criteria for earning such bonus, but in all events on or before March 14 of the calendar year following the calendar year to which the Annual Bonus relates, provided that, except as provided in Section 3.2, the Executive must be employed by the Company on December 31 of the calendar year to which the Annual Bonus relates to be entitled to receive an Annual Bonus.
2.3.Employee Benefits. During the Term, the Executive will be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other similarly situated senior executives of the Company, including but not limited to (a) financial planning services, (b) executive life insurance, (c) group life insurance, (d) executive long-term disability insurance, and (e) excess liability insurance. Nothing contained herein should be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing notice to the Executive, and the right to do so is expressly reserved.
2.4.Vacation. During the Term, the Executive will be entitled to six weeks’ vacation per calendar year (prorated for partial years), to be used and carried over in accordance with the Company’s vacation policy.
2.5.Business Expense Reimbursements. The Company agrees to pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable out-of-pocket business expenses that the Executive incurs during the Term in performing the Executive’s duties under this Agreement, in each case in accordance with the expense reimbursement policy of the Company as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent that any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement will be paid in accordance with the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements will be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
2.6.Legal Fees. The Company will reimburse the Executive up to $30,000 for reasonable, documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and any related equity compensation agreements.
Section 3.Employment Termination.
3.1.Termination of Employment. The Company may terminate this Agreement and the Executive’s employment hereunder upon written notice to the Executive for any reason during the Term, and the Executive may voluntarily terminate this Agreement and the Executive’s employment hereunder for any reason during the Term at any time upon not less than 30 days’ notice to the Company, which notice period the Company may waive in whole or in part in its sole discretion (the date on which the Executive’s employment terminates for any reason is referred to herein as the “Termination Date”). Upon the termination of this Agreement and the Executive’s employment with the Company for any reason, the Executive will be entitled to payment of (a) any Base Salary earned but unpaid through the date of termination, (b) accrued but unused vacation days, to the extent provided under the Company’s vacation policy as in effect at the time of termination, (c) any earned but unpaid Annual Bonus for the prior completed fiscal year of the Company, to be paid at the time set forth in Section 2.2 (the “Prior Year Bonus”), and (d) any unreimbursed expenses in accordance with Section 2.5 hereof, in each case payable in accordance with the applicable Company plan or policy or as otherwise required by applicable law (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment is terminated by the Company for Cause, then the Prior Year Bonus will be forfeited.
3.2.Certain Terminations.
(a)Qualifying Termination (not in connection with a Change in Control). If the Executive’s employment is terminated (x) by the Company other than for Cause, death, or Disability, (y) by the Executive for Good Reason or (z) as a result of the Company’s nonrenewal of the Term as set forth in Section 1.1 (each, a “Qualifying Termination”), unless the Qualifying Termination occurs as described in Section 3.2(b) below, the Executive will be entitled to the following payments and benefits in addition to the Accrued Amounts: (i) cash severance equal to two times the sum of (A) the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date and (B) the average Annual Bonus earned by the Executive for the two calendar years ending immediately prior to the year of termination (the “Termination Severance Amount”), payable in equal installments on the Company’s regular payroll dates occurring during the 24-month period following the Termination Date (such period, the “Severance Period”), (ii) a prorated bonus for the year of termination, equal to the Annual Bonus that the Executive would have been entitled to receive for such year had the Executive’s employment not been terminated, based on the actual performance of the Company for the full year, multiplied by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year prior to and including the Termination Date, and the denominator of which is the full number of days in the applicable year (the “Prorated Bonus”), and (iii) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Executive’s payment of premiums associated with such coverage, reimbursement for the same portion of the premium costs of continued health benefits for the Executive and the Executive’s covered dependents that the Company pays in respect of an active employee electing equivalent coverage, on a monthly basis (“Medical Benefit Continuation”) for the Severance Period, or through such earlier date on which COBRA coverage for the Executive and the Executive’s covered dependents terminates in accordance with COBRA. To the extent the foregoing entitlement results in the Executive receiving continuation coverage beyond what COBRA requires, the Company’s obligation hereunder shall be satisfied by paying to the Executive on a monthly basis the same amount that it was paying immediately prior to the cessation of the statutory COBRA continuation coverage period.
(b)Qualifying Termination in connection with a Change in Control. If a Qualifying Termination occurs during the three-month period preceding or the twelve-month period following the date of a Change in Control (as defined in the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan), the Executive will be entitled to the following payments and benefits in addition to the Accrued Amounts: (i) cash severance equal to two and one-half times the sum of (A) the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date and (B) the average Annual Bonus earned by the Executive for the two calendar years ending immediately prior to the year of termination (referred to herein together with the Termination Severance Amount as the “Severance Amount”), payable in equal installments on the Company’s regular payroll dates occurring during the 30-month period following the Termination Date (such period, the “CIC Severance Period”), (ii) the Prorated Bonus, and (iii)  the Medical Benefit Continuation for the CIC Severance Period, or through such earlier date on which COBRA coverage for the Executive and the Executive’s covered dependents terminates in accordance with COBRA. To the extent the foregoing entitlement results in the Executive receiving continuation coverage beyond what COBRA requires, the Company’s obligation hereunder shall be satisfied by paying to the Executive on a monthly basis the same amount that it was paying immediately prior to the cessation of the statutory COBRA continuation coverage period.
(c)Conditions to Severance. The Executive’s entitlements pursuant to each of Section 3.2(a) and Section 3.2(b) will be conditioned upon (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Agreement (and with any other restrictive covenant obligations of the Executive as may be set forth in any other plan, program, policy, or agreement to which the Executive is subject from time to time), and (ii) the Executive’s execution and delivery to the Company of a general release in the form attached hereto as Exhibit A (the “Release”) and the Release’s becoming irrevocable within 60 days following the Termination Date (or, in the case of Section 3.2(b), the date of the Change in Control, if later) (the date on which the Release becomes irrevocable, the “Release Effective Date”). Payments of the Severance Amount and the Medical Benefit Continuation will be paid or commence on the first payroll date of the Company following the Release Effective Date, except that if the 60-day period referred to in the preceding sentence spans two calendar years, payments will in all cases be paid or commence to be paid on the first payroll date in the second calendar year, and the first payment will include any installments that would have been paid prior thereto but for this sentence. The Prorated Bonus will be paid at the time when annual bonuses for the applicable year are paid generally to the Company’s senior executives, but in all events during the fiscal year of the Company following the fiscal year to which the applicable Annual Bonus relates.
If the Executive is not permitted to continue participation in the Company’s medical insurance plan pursuant to the terms of such plan or pursuant to a determination by the Company’s insurance providers, or if such continued participation in any plan would result in the imposition of a tax on the Company pursuant to Code Section 4980D, the

Company agrees to use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive during the applicable period of the Medical Benefits Continuation, but will be required to pay for such policies only an amount equal to the stated premium amount for the Executive’s continued participation in the Company’s medical plans had such participation continued, except that if such coverage cannot be obtained, the Company will pay to the Executive monthly during the Medical Benefit Continuation period an amount equal to the stated premium amount for the Executive’s continued participation in the Company’s medical plan had such participation continued.
(d)Definitions. For purposes of this Agreement, the following terms have the following meanings:
(1)“Cause” means any of the following that remains uncured (if curable) for 15 days after the Executive’s receipt of written notice thereof from the Company: (a) the Executive has engaged in willful dishonesty, gross negligence or willful misconduct of more than a de minimis nature, in each case, with regard to the Company that is demonstrably injurious to the Company, (b) the Executive has willfully failed to attempt, in good faith, to substantially perform the Executive’s duties with the Company (other than as a result of the Executive’s physical or mental incapacity), (c) the Executive has willfully failed to attempt, in good faith, to follow the lawful written direction of the Board or (d) the Executive has been convicted of, or entered a plea of guilty or no contest to, a felony (other than as a result of vicarious liability or a traffic infraction). If within 180 days following any termination of the Executive’s employment (whether voluntary or involuntary), the Company discovers that, during the Term, the Executive engaged in willful dishonesty or willful misconduct of more than a de minimis nature, in each case, with regard to the Company that is materially and demonstrably injurious to the Company, and the facts surrounding that conduct were not known and reasonably could not have been known by any member of the Board (other than the Executive) at the time of termination, then the Company may provide the Executive with written notice, including the facts establishing that the Executive’s conduct was not known at the time of the termination, in which case the Executive’s termination of employment will be considered a for-Cause termination under this Agreement, the Executive agrees to promptly return to the Company all amounts previously paid or provided to the Executive pursuant to Section 3.2(a) or Section 3.2(b), as applicable, and the Company will cease paying or providing any future amounts pursuant to Section 3.2(a) or Section 3.2(b), as applicable. If at any time during the Term the Board reasonably believes that the Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend the Executive from performing the Executive’s duties hereunder while it investigates such conduct, and in no event will any such suspension constitute a termination of employment or Good Reason or otherwise constitute a breach of this Agreement, provided that the Company continues to comply with all other obligations under this Agreement.
(2)“Disability” means the Executive’s inability, due to physical or mental disability or infirmity, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 consecutive days. Any question as to the existence, extent, or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree must be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval the Executive may not unreasonably withhold). The determination of any such physician will be final and conclusive for all purposes of this Agreement.
(3)“Good Reason” means any of the following that remains uncured (if curable) for 30 days after the Company’s receipt of written notice thereof from the Executive, setting forth the conduct of the Company that constitutes Good Reason, not later than 60 days following the later of the occurrence of such event or the date the Executive should reasonably have knowledge thereof: (a) the Executive is required to serve in a position below CEO or is required to report to any other individual or to a board of directors of any entity other than Parent, if applicable, (b) the Executive is not nominated, or if nominated is not elected, to be a member of the Board, (c) a material diminution of the Executive’s duties, responsibilities or authority or the assignment to the Executive of duties or responsibilities that are materially adversely inconsistent with the Executive’s position, (d) the Company has reduced the Executive’s Base Salary or Target Annual Bonus Opportunity, (e) the Company has required the Executive to relocate his principal place of employment by more than 10 miles, or (f) any material breach by the Company of this Agreement. Failing a cure as descried in this Section 3.2(d)(3), a termination of employment by the Executive for Good Reason will be effective on the day following the expiration of such cure period.
(e)Section 409A. To the maximum extent permitted by law, this Agreement should be interpreted in such a manner that the payments to Executive under this Agreement are either exempt from, or comply with, Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, to the extent that any of the payments or benefits required to be paid or provided pursuant to Section 3.2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A that is payable upon a separation from service (and not upon any other permissible payment event under Section 409A, such as the lapsing of a substantial risk of forfeiture), the Company will delay payment thereof until the day after the first to occur of (i) the date that is six months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid, without interest, in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated,” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
3.3.Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment constitute the exclusive severance payments and benefits owing to the Executive upon a termination of the Executive’s employment.
3.4.Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive will be deemed to have resigned, as of the Termination Date, from all positions that the Executive then holds as an officer, director, employee, and member of the boards of directors (and any committee thereof, or similar governing body) of the Company and its Affiliates. The Executive agrees to execute such writings reasonably necessary to effectuate the foregoing, as and when requested by the Company.
3.5.Cooperation. Following the termination of the Executive’s employment with the Company for any reason, upon reasonable request from the Company, the Executive agrees to respond and provide truthful and complete information with respect to matters of which the Executive has knowledge as a result of the Executive’s services to the Company and its Affiliates, and agrees to provide reasonable assistance to the Company and its Affiliates in defense of any claims that may be made against the Company or any Affiliate, and will provide reasonable assistance to the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company or any of its Affiliates.
Section 4.Executive’s Covenants.
4.1.Unauthorized Disclosure. The Executive agrees and understands that, in the Executive’s position with the Company, the Executive has been and will be exposed to, and has received and will receive, information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, and business policies and practices of the Company and its Affiliates, and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information does not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company or any of its Affiliates an obligation of confidentiality with respect to such information. The Executive agrees that, at all times during the Executive’s employment with the Company and thereafter, the Executive will not disclose any Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and will not use or attempt to use any such information in any manner, in each case other than in connection with the performance of the Executive’s services hereunder, unless required by law to disclose such information, in which case the Executive agrees to provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive agrees to promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, and any other tangible product or document that has been produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in the Executive’s (or capable of being reduced to the Executive’s) possession; provided, that the Executive shall be entitled to retain (a) personal items, (b) the Executive’s rolodex or other list of contacts, and (c) information relating to the Executive’s compensation, employee benefits and tax records. Nothing herein is intended to prevent or restrict the Executive from disclosing Confidential Information to the extent required by law. Additionally, nothing herein is intended to impair the Executive’s right to communicate, cooperate, or file a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state, or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case that are protected under the whistleblower or similar provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein is intended to impair the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. The Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
4.2.Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Executive’s prior and future exposure to the Confidential Information, the Executive agrees that the Executive will not, during the Restriction Period (defined below) directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (defined below), provided that in no event will the Executive’s ownership of five percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof. During the

Restriction Period, upon request of the Company, the Executive agrees to notify the Company of the Executive’s then-current employment status and to provide reasonable details regarding any professional engagement that is reasonably necessary for the Board to ascertain whether the Executive is in breach of this Section 4.2. For purposes of this paragraph, the following terms have the following meanings:
(a)“Restricted Enterprise” means any Person that is engaged in any geographic area in any business conducted by or proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plans as in effect at that time.
(b)“Restriction Period” means during the Term as well as (a) the 24- month period after a Qualifying Termination and (b) the 12 month period after the Executive’s termination of employment for any other reason.
4.3.Non-Solicitation of Employees. During the Restriction Period, the Executive agrees not to, directly or indirectly, hire, contact, induce, or solicit (or assist any Person to hire, contact, induce, or solicit) for employment or engagement for services any person who is, or within six months prior to the date of such hiring, contacting, inducing, or solicitation was, an employee of the Company or any of its Affiliates.
4.4.Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out the Executive’s responsibilities for the Company and its Affiliates), the Executive agrees not to directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its Affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its Affiliates and any of its or their customers or clients.
4.5.Extension of Restriction Period. The Restriction Period will toll for any period during which the Executive is in breach of any of Sections 4.2, 4.3, and 4.4 hereof.
4.6.Proprietary Rights. Except to the extent that any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq., that are owned ab initio by the Company or any of its applicable Affiliates, the Executive hereby assigns and agrees to assign all of the Executive’s right, title, and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq., are owned upon creation by the Company or its applicable Affiliate as the Executive’s employer. The Executive hereby expressly and irrevocably waives any and all moral rights in the Developments, including, without limitation, the right to attribution or anonymity in respect of authorship, the right to restrain any distortion, mutilation, or other modification of any such Developments, and the right to prohibit any use of any such Developments in association with a product, service, cause, or institution that may be prejudicial to the Executive’s honor or reputation. Whenever requested to do so by the Company, the Executive agrees to execute any and all applications, assignments, or other instruments that the Company reasonably deems necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations will continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive while employed by the Company, and will be binding upon the Executive’s employers, assigns, executors, administrators, and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive. “Developments” means any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its Affiliates.
4.7.Third-Party Information. The Executive understands that the Company and its Affiliates will from time to time receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s or its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of the Executive’s employment and thereafter, and without in any way limiting the provisions of Section 4.1 above, the Executive agrees to hold Third-Party Information in the strictest confidence and not to disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company and its Affiliates ) or use, except in connection with the Executive’s work for the Company and its Affiliates, Third-Party Information unless expressly authorized by a member of the Board (other than the Executive) in writing. Any exceptions relating to the disclosure of Confidential Information set forth above in Section 4.1 will also apply to this Section 4.7.
4.8.Use of Third Party Confidential Information. During the period of the Executive’s employment, the Executive agrees not to improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of any member of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality, in either case, unless consented to in writing by the former employer or Person or unless the Executive learns of or receives such Third-Party Information under a confidentiality agreement executed between the Company or any Affiliate and the former employer or Person.
4.9.Non-Disparagement. Following the Executive’s termination of employment for any reason, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages, or is otherwise derogatory to the Company, any of its subsidiaries or Affiliates, or any of their officers, directors, or stockholders; provided, however, that this Section 4.9 shall not prevent the Executive from responding to any statement that becomes public that criticizes, ridicules, disparages, or is otherwise derogatory to the Executive. Following the Executive’s termination of employment for any reason, the Company will instruct its officers and directors not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages, or is otherwise derogatory to the Executive.
4.10.Remedies. The Executive agrees that any breach of the terms of this Section 4 will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of a breach or any threat of breach, the Company will be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by the Executive, and any and all Persons acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph are not intended to prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses. If the Executive willfully breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company the gross amount of the severance payments and benefits that the Company has paid to the Executive pursuant to Section 3.2 above.
Section 5.Section 280G. The Executive hereby agrees to the terms set forth in Exhibit B to this Agreement.
Section 6.Executive Representations and Covenants. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy, or understanding, or to any statute, governmental rule, or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Agreement and (b) the Executive is otherwise able to enter into and fully perform the Executive’s obligations under this Agreement.
Section 7.Taxes; Clawbacks.
7.1.Withholding. All amounts paid to the Executive under this Agreement during or following the Term will be subject to income and employment taxes, and other withholdings, imposed by applicable law. The Executive is solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.
7.2.Clawbacks. If any law, rule, or regulation applicable to the Company or its Affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its Affiliates is listed), or any policy of the Company or its Affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its Affiliates or under any plan in which the Executive participates, or otherwise payable to the Executive as compensation for services), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion.
Section 8.Miscellaneous.
8.1.Amendments and Waivers. This Agreement may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified, or supplemented, in whole or in part, only by written agreement signed by the Parties, except that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder, or otherwise available in respect hereof at law or in equity, will operate as a waiver thereof, nor will any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.
8.2.Assignment; No Third-Party Beneficiaries. Neither this Agreement nor the Executive’s rights and obligations hereunder may be assigned by the Executive, and any purported assignment by the Executive in violation hereof will be null and void. Nothing in this Agreement is intended to confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement and its rights and obligations hereunder without the consent of the Executive in connection with a reorganization of the Company, or if the Company consolidates with or merges into any other Person or entity, or transfers all or substantially all of its properties or assets to any other Person or entity.
8.3.Notices. Unless provided otherwise herein, all notices, requests, demands, claims, and other communications provided for under the terms of this Agreement must be in writing. Any notice, request, demand, claim, or other communication hereunder must be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt, or (iv) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Company:

            Tradeweb Markets LLC
            1177 Avenue of the Americas
            New York, NY 10036
Attention: General Counsel

    with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
            One New York Plaza
            New York, NY 10004
            Attention: Jeffrey Ross, Esq.
            E-mail: jeffrey.ross@friedfrank.com

If to the Executive:    At the Executive’s principal office at the Company (during the Term), and at all other times to the Executive’s principal residence as reflected in the records of the Company. If by e-mail during the Term, to the Executive’s Company-supplied e-mail address.

All such notices, requests, consents, and other communications will be deemed to have been given when received. Either Party may change its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner then set forth.
8.4.Governing Law. This Agreement must be construed and enforced in accordance with, and the rights and obligations of the Parties are governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
8.5.Arbitration. Other than with respect to provisions under Section 4 of this Agreement, the Executive and the Company agree that any dispute, controversy, or claim between the Parties that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment, must be determined by final, binding, and confidential arbitration held in New York, New York, and conducted by JAMS, Inc. (“JAMS”), under its then-applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such determination or dispute through a trial by jury or by judge or administrative proceeding. The arbitrator will (a) have the authority to compel adequate discovery for the determination and to award such relief as would otherwise be available under this Agreement and applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of the determination and the relief, if any, awarded, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award (or finding of no relief) is based. The Parties will bear all arbitrator fees for the arbitration equally, but each Party must bear its own attorneys’ fees and costs, except that to the extent any dispute relates to whether the Executive’s employment was terminated for “Cause,” “Good Reason” or by reason of the Executive’s “Disability,” the Company will pay the Executive’s legal fees if the Executive prevails on the merits of such issue. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction. This clause is not intended to preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
8.6.Jurisdiction; Waiver of Jury Trial. The Parties agree that, except as set forth in Section 8.5 above, jurisdiction and venue for any dispute, controversy, or claim between the Parties that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment, including but not limited to matters concerning validity, construction, performance, or enforcement, must be exclusively in the federal and state courts of the State of New York, located in the city of New York, New York (collectively, the “Selected Courts”) (except that a final judgment in any such action will be conclusive and enforced in other jurisdictions), and agree further that service of process may be made in any matter permitted by law. Each of the Parties irrevocably waives and agrees not to assert (i) any objection that the Executive or it may ever have to the laying of venue of any action or proceeding arising hereunder in the Selected Courts or (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 8.6 is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 8.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
8.7.Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, must be interpreted in such manner as to be effective and valid under applicable law, but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including any provision contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent that such court or arbitrator deems reasonable or valid.
8.8.Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof, including the Existing Employment Agreement.
8.9.Counterparts. This Agreement may be executed by .pdf (or similar file format) or facsimile signatures in any number of counterparts, each of which will be deemed an original, but all such counterparts will together constitute one and the same instrument.

8.10.Binding Effect. This Agreement will inure to the benefit of, and be binding on, the successors and permitted assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business or assets of the Company.
8.11.General Interpretive Principles. The name assigned to this Agreement and headings of the sections, paragraphs, sub-paragraphs, clauses, and sub-clauses of this Agreement are for convenience of reference only and are not intended in any way to affect the meaning or interpretation of any of the provisions hereof. Words of inclusion are not intended to be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” are not limiting and should be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a section of the Code should be deemed to include any successor to such section.
8.12.Affiliates. For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities of any company or other ownership interest, by contract, or otherwise) of a person or entity.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY By: /s/ Douglas Friedman Name: Douglas Friedman Title: General Counsel
EXECUTIVE /s/ William Hult
William Hult

[Signature page to Hult Employment Agreement]

Exhibit A
You should consult with an attorney before signing this release of claims.
Release
1.In consideration of the payments and benefits to be made under the Employment Agreement, dated as of February 21, 2023 (the “Employment Agreement”), by and between William Hult (the “Executive”) and Tradeweb Markets LLC (the “Company”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators, and assigns, does hereby release, remise, acquit, and forever discharge the Company and each of its subsidiaries and Affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees, and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors, and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees, and liabilities of whatever kind or nature in law, equity, or otherwise, whether accrued, absolute, contingent, unliquidated, or otherwise and whether now known or unknown, suspected, or unsuspected, that the Executive, individually or as a member of a class, now has, owns, or holds, or has at any time heretofore had, owned, or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and Affiliates, or any termination of such employment, including claims for (i) severance or vacation benefits, unpaid wages, salary, or incentive payments, (ii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm, or other tort, (iii) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), and (iv) employment discrimination under any applicable federal, state, or local statute, provision, order, or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:
A.rights of the Executive arising under, or preserved by, this Release or Section 3.2 of the Employment Agreement;
B.the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
C.claims for vested benefits under any health, disability, retirement, life insurance, or other similar welfare benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.rights to indemnification that the Executive has or may have under the organizing documents of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and
E.rights with respect to any equity interests owned by the Executive in any member of the Company Affiliated Group.
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2.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4.The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims, and causes of action under Title VII, the ADEA, the ADA, and any state or local law or regulation in respect of discrimination of any kind, except that nothing herein should be deemed, nor does anything contained herein purport to be, a waiver of any right or claim or cause of action that by law the Executive is not permitted to waive.
5.The Executive acknowledges that the Executive has been given a period of [twenty-one (21)] [forty-five (45)] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive will irrevocably forfeit any right to payment of the entitlements set forth in Section 3.2 of the Employment Agreement, but the remainder of the Employment Agreement that survives the end of the Term will continue in full force. The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges, or lawsuits against any Company Released Party with any governmental agency, court, or tribunal.
6.The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.
7.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.
8.The Executive acknowledges that the severance payments and benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.
9.For the avoidance of doubt, however, nothing in this Release is intended to constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant, and any other restrictive covenants contained therein.
10.Section 8 of the Employment Agreement is incorporated into this Release and made a part hereof, mutatis mutandis.
[signature page follows]
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    IN WITNESS WHEREOF, this Release has been signed by or on behalf of the Executive as of ____________________.

William Hult

Exhibit B

Parachute Tax Provisions

This Exhibit B sets forth the terms and provisions applicable to the Executive as referenced in Section 5 of this Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement.
(a)    To the extent that the Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement or any equity compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) and reasonably acceptable to the Executive determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). The Company and Executive agree to make all reasonable efforts to avoid (or minimize) any reduction pursuant to a Reduced Payment, through modification of the terms or conditions or compensatory payments or arrangements or otherwise.
(b)    If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (2) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (3) cancellation of acceleration of vesting of equity awards not covered under (2) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.
(c)    For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3)

of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(d)    All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Executive.
(e)    The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).
(f)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not materially adversely affect the Executive but the Executive shall control any other unrelated issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit a representative of the Company to accompany the Executive, and the Executive and his or her representative shall cooperate with the Company and its representative.
(g)    The Company shall be responsible for all charges of the Accountants.
(h)    The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.
(i)    Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.
(j)    The provisions of this Exhibit B shall survive the termination of the Executive’s employment with the Company for any reason and the termination of the Agreement.